Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
January 29, 2007
OLD NATIONAL REPORTS FOURTH-QUARTER EARNINGS OF $17.5 MILLION, OR $.27 PER SHARE AND FULL-YEAR 2006
EARNINGS OF $79.4 MILLION, OR $1.20 PER SHARE
Contacts:

Financial Community:	Media:
Lynell J. Walton — (812) 464-1366	Kathy A. Schoettlin — (812) 465-7269
Vice President — Investor Relations	Vice President — Public Relations
Fourth-Quarter vs. Third-Quarter Highlights:
•	End of period commercial loans increase $31.8 million

•	Nonaccrual loans decline 7.6%

•	End of period core deposits increase $243.8 million; averages increase $105.2 million

•	Noninterest-bearing demand deposits increase $33.0 million
Old National Bancorp (NYSE: ONB) today reported earnings of $17.5 million, or $.27 per share, for the fourth quarter of 2006. This compares with earnings of $21.0 million, or $.32 per share, in the third quarter of 2006 and $19.5 million, or $.28 per share, in the fourth quarter of 2005.
For the twelve-months ended December 31, 2006, both earnings from continuing operations and net income were $79.4 million, or $1.20 per share, as Old National had no discontinued operations to report for 2006. Full-year 2005 earnings from continuing operations were $78.6 million, or $1.15 per share. Net income for 2005, which included results from discontinued operations, was $63.8 million, or $.93 per share. Discontinued operations during 2005 contain the impacts of the sales of the J.W. Terrill Insurance Agency (Terrill) and the Fund Evaluation Group (FEG).
In 2005, Old National restated financial statements due to an error in the Company’s interpretation of SFAS No. 133 resulting in a disallowance of hedge accounting treatment for certain derivatives. As these derivatives were redesignated as hedges in January 2006, management believes it to be more meaningful to analyze current comparisons and future earnings as if hedge accounting treatment had been allowed for the restated periods. The following table reflects the fourth quarter and the full year of 2005 as if hedge accounting had been allowed:

	4Q06		4Q05		YTD 12-31-06		YTD 12-31-05
($ in millions, except per-share data)	$	EPS	$	EPS	$	EPS	$	EPS
Income From Continuing Operations As Currently Reported	$17.5	$.27	$19.5	$.28	$79.4	$1.20	$78.6	$1.15
Adjustment for Accounting Treatment of Derivatives, Net of Tax	—	—	2.5	.05	—	—	7.1	.11
Adjusted Income From Continuing Operations	$17.5	$.27	$22.0	$.33	$79.4	$1.20	$85.7	$1.26
“We continued to make progress during the fourth quarter as we remain highly focused on both our three strategic imperatives and our ultimate goal of increasing shareholder value,” noted Old National Bancorp President and CEO Bob Jones. “Although the Company made substantial progress during the year, we do recognize that we must remain diligent as we focus Old National on becoming a high performing organization. In that spirit, during the fourth quarter we executed our sale leaseback for three of our downtown Evansville facilities, recognized an $800,000 impairment associated with the previously announced financial center consolidation process and expensed just over $900,000 associated with position eliminations related to these consolidations as well as in other support areas.
“These initiatives, coupled with our pending acquisition of St. Joseph Capital Corporation and other actions we will take in the first quarter of 2007, are designed to continue to create the right platform for Old National to create the proper return for our shareholders,” continued Jones. “We remain convinced that we are strategically well positioned and that the key to creating long-term sustainable shareholder value is proper execution.”
Total assets were $8.150 billion at December 31, 2006, a $229.6 million increase from the $7.920 billion at the end of the third quarter. Total shareholders’ equity at the end of 2006 was $642.4 million and represented a book value of $9.66 per share; basically unchanged from the $642.8 million and corresponding book value of $9.68 per share at September 30, 2006.
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the Company’s presence as a high-performing financial institution:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.
Strengthen the Risk Profile
Non-performing loans at December 31, 2006, were $41.6 million, down $3.3 million from the $44.9 million at September 30, 2006, and $14.0 million lower than that reported at the end of 2005. Classified loans stood at $153.2 million at the end of 2006, an increase of $25.4 million compared to September 30, 2006, and an increase of $16.6 million compared to the end of 2005. Special mention loans, those loans that exhibit potential weaknesses that deserve management’s attention, remained relatively flat for the quarter, increasing just $.6 million to $119.8 million at December 31, 2006, while increasing by $36.6 million from the end of 2005.

As with the third quarter of 2006, Old National recorded no provision for loan losses during the fourth quarter, compared to the $6.0 million recorded for the fourth quarter of 2005. Provision for 2006 totaled $7.0 million and compared favorably to the $23.1 million recorded during the full year of 2005.
Net charge-offs during the fourth quarter of 2006 were $3.8 million, a decrease of $.9 million from the third quarter of the year. For the full year, net charge-offs totaled $18.1 million, or .37% of average loans. This compares favorably with the $30.0 million in net charge-offs, or .60% of average loans, for 2005.
The allowance for loan losses was $67.8 million at December 31, 2006, down $3.8 million from the end of the third quarter and a decrease of $11.0 million from December 31, 2005. As a percentage of total loans, the allowance at year-end 2006 was 1.44%, down from the 1.51% at the end of the third quarter.
Chief Credit Officer Daryl Moore noted, “Looking back at 2006, we are very pleased with our ability to reduce the absolute level of nonaccrual loans by 25% from the end of 2005. In addition, net charge-offs for the year were at their lowest since 2002, and the $7 million recorded in provision expense was at a level not seen since 1995. We will, however, continue to actively manage our classified and special mention credits with the intention of moving those loans most likely to migrate to higher risk categories out of the bank before any such downgrades are warranted.
“We also continue to watch very closely the commercial real estate sector, where we are continuing to see weakening fundamentals,” continued Moore. “Given these factors and our commitment to high credit standards, we may be challenged to grow the commercial real estate portfolio during 2007.”
Enhance Management Discipline
Capital Management
Old National repurchased no shares of common stock during the fourth quarter and 1.4 million shares for the full year of 2006. In December 2005, the board approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008. Although approved, management does not currently plan to repurchase shares during 2007 due to the all-cash acquisition of St. Joseph Capital Corporation, which is expected to close during the first quarter of 2007.
Expense Management
Total noninterest expenses for the fourth quarter of 2006 amounted to $69.5 million, compared to $62.9 million in the third quarter of the year and $69.8 million in the fourth quarter of 2005. Expenses in the fourth quarter of 2006 included a $1.4 million pension settlement expense, $.9 million in severance accruals, a $.8 million impairment charge taken on consolidated financial centers, and a $.4 million provision for unfunded commitments. Included in the third quarter of 2006 was a $1.5 million reversal of performance-based restricted stock expense.
For the full-year 2006, noninterest expenses totaled $264.6 million, compared to $262.1 million in 2005.

Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total loans at December 31, 2006, were $4.717 billion, a $15.5 million decrease from the end of the third quarter. Commercial loans and leases, an area where the Company is placing a strong emphasis on business banking, did see an increase of $31.8 million over third quarter outstandings.
At December 31, 2006, core deposits totaled $5.992 billion. This balance represents a $243.8 million increase when compared to the $5.748 billion at September 30, 2006. In particular, noninterest-bearing demand deposits increased $33.0 million over third-quarter numbers.
The Company’s investment portfolio ended 2006 at $2.664 billion, a $301.5 million increase from the end of the third quarter. Federal funds sold and other short term investments increased $237.4 million due to the increase in core deposits during the quarter. As a percentage of total assets, the investment portfolio increased from 29.8% at September 30, 2006, to 32.7% at the end of 2006.
For the fourth quarter of 2006, net interest income was $56.0 million and represented a net interest margin of 3.09%. This compares to net interest income of $57.1 million and corresponding net interest margin of 3.15% in the third quarter of 2006. For the full year, net interest income was $232.2 million producing a margin of 3.15% compared to net interest income of $240.7 million and a margin of 3.09% for 2005.
“We are pleased with our core deposit growth during the fourth quarter,” stated Chris Wolking, Chief Financial Officer. “Higher deposit pricing driven by strong competition for core deposits and the continuing challenge to add high-quality assets contributed to our lower net interest margin for the quarter.”
Fees, Service Charges and Other Revenue
For the fourth quarter of 2006, total fees, service charges and other revenue amounted to $37.2 million compared to $35.8 million reported for the third quarter of 2006 and $50.0 million in the fourth quarter of 2005. The fourth quarter of 2005 contained a $14.6 million gain from the sale of the Company’s Clarksville, Tennessee financial centers.
With $8.1 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, January 29, 2007, to discuss fourth-quarter and full-year 2006 financial results, strategic developments, and the company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on January 29 through February 12. To access the replay, dial 1-800-642-1687, conference code 5961380.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, Old National Bancorp has provided reconciliations within this release, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expect,” “intend,” “believe,” “anticipate,” “could,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those contained in or implied by such statements. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans, including acquisition plans, and other matters discussed in this news release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, significant changes in accounting, tax or regulatory practices or requirements, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
	December 31
($ in thousands except per-share data)
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$56,041	$58,792	$(2,751)	(4.7)%
Fees, Service Charges and Other Revenues	37,220	50,017	(12,797)	(25.6)
Securities Gains (Losses)	774	(274)	1,048	N/M
Derivative Gains (Losses)	(442)	(4,081)	3,639	89.2
Total Revenue (FTE)	93,593	104,454	(10,861)	(10.4)
Provision for Loan Losses	—	6,000	(6,000)	(100.0)
Noninterest Expense	69,512	69,848	(336)	(.5)
Income before Taxes and Discontinued Operations	24,081	28,606	(4,525)	(15.8)
Provision for Taxes (FTE)	6,578	9,146	(2,568)	(28.1)
Income from Continuing Operations	17,503	19,460	(1,957)	(10.1)
Income (Loss) from Discontinued Operations Net of Tax	—	—	—	N/M
Net Income	17,503	19,460	(1,957)	(10.1)

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.27	.28	(.01)	(3.6)
Net Income (Loss) from Discontinued Operations	—	—	—	N/M
Net Income	.27	.28	(.01)	(3.6)
Average Diluted Shares Outstanding	65,868	67,591	(1,723)	(2.5)
Book Value	9.66	9.61	.05	.5
Stock Price	18.92	21.64	(2.72)	(12.6)

Performance Ratios:
Return on Average Assets	.87%	.92%	(.05)%	(5.4)
Return on Average Assets (b)	.87	.92	(.05)	(5.4)
Return on Average Equity (c)	10.87	11.69	(.82)	(7.0)
Return on Average Equity (b) (c)	10.87	11.69	(.82)	(7.0)
Net Interest Margin (FTE)	3.09	3.09	—	—
Other Expense to Revenue (Efficiency Ratio) (b)	74.27	66.87	7.40	11.1
Net Charge-offs to Average Loans (d)	.32	.68	(.36)	(52.9)
Reserve for Loan Losses to Ending Loans (d)	1.44	1.60	(.16)	(10.0)
Non-Performing Loans to Ending Loans (d)	.88	1.13	(.25)	(22.1)

Balance Sheet:
Average Assets	$8,041,527	$8,416,216	$(374,689)	(4.5)
End of Period Balances:
Assets	8,149,515	8,492,022	(342,507)	(4.0)
Commercial and Commercial Real Estate Loans	3,016,252	3,088,127	(71,875)	(2.3)
Consumer Loans	1,198,855	1,261,797	(62,942)	(5.0)
Residential Real Estate Loans	484,896	543,903	(59,007)	(10.8)
Residential Real Estate Loans Held for Sale	16,634	43,804	(27,170)	(62.0)
Core Deposits (Excluding Brokered CDs)	5,991,605	6,100,542	(108,937)	(1.8)
Shareholders’ Equity	642,369	649,898	(7,529)	(1.2)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $644,184 and $666,016, respectively, for 2006 and 2005.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	December 31,	September 30,
(FTE) Fully taxable equivalent basis.	2006	2006	Change	% Change
Income Data:
Net Interest Income (FTE)	$56,041	$57,094	$(1,053)	(1.8)%
Fees, Service Charges and Other Revenues	37,220	35,841	1,379	3.8
Securities Gains (Losses)	774	789	(15)	(1.9)
Derivative Gains (Losses)	(442)	(67)	(375)	N/M
Total Revenue (FTE)	93,593	93,657	(64)	(.1)
Provision for Loan Losses	—	—	—	N/M
Noninterest Expense	69,512	62,872	6,640	10.6
Income before Taxes and Discontinued Operations	24,081	30,785	(6,704)	(21.8)
Provision for Taxes (FTE)	6,578	9,771	(3,193)	(32.7)
Income from Continuing Operations	17,503	21,014	(3,511)	(16.7)
Income (Loss) from Discontinued Operations Net of Tax	—	—	—	N/M
Net Income	17,503	21,014	(3,511)	(16.7)

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.27	.32	(.05)	(15.6)
Net Income (Loss) from Discontinued Operations	—	—	—	N/M
Net Income	.27	.32	(.05)	(15.6)
Average Diluted Shares Outstanding	65,868	65,834	34	.1
Book Value	9.66	9.68	(.02)	(.2)
Stock Price	18.92	19.10	(.18)	(.9)

Performance Ratios:
Return on Average Assets	.87%	1.04%	(.17)%	(16.3)
Return on Average Assets (b)	.87	1.04	(.17)	(16.3)
Return on Average Equity (c)	10.87	13.40	(2.53)	(18.9)
Return on Average Equity (b) (c)	10.87	13.40	(2.53)	(18.9)
Net Interest Margin (FTE)	3.09	3.15	(.06)	(1.9)
Other Expense to Revenue (Efficiency Ratio) (b)	74.27	67.13	7.14	10.6
Net Charge-offs to Average Loans (d)	.32	.39	(.07)	(17.9)
Reserve for Loan Losses to Ending Loans (d)	1.44	1.51	(.07)	(4.6)
Non-Performing Loans to Ending Loans (d)	.88	.95	(.07)	(7.4)

Balance Sheet:
Average Assets	$8,041,527	$8,065,509	$(23,982)	(.3)
End of Period Balances:
Assets	8,149,515	7,919,888	229,627	2.9
Commercial and Commercial Real Estate Loans	3,016,252	3,004,954	11,298	.4
Consumer Loans	1,198,855	1,219,268	(20,413)	(1.7)
Residential Real Estate Loans	484,896	492,099	(7,203)	(1.5)
Residential Real Estate Loans Held for Sale	16,634	15,856	778	4.9
Core Deposits (Excluding Brokered CDs)	5,991,605	5,747,813	243,792	4.2
Shareholders’ Equity	642,369	642,763	(394)	(.1)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $644,184 and $627,476, respectively, for December 31, 2006, and September 30, 2006.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Twelve-Months Ended
	December 31
($ in thousands except per-share data)
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$232,243	$240,670	$(8,427)	(3.5)%
Fees, Service Charges and Other Revenues	150,809	162,433	(11,624)	(7.2)
Securities Gains (Losses)	1,471	901	570	63.3
Derivative Gains (Losses)	1,511	(3,436)	4,947	144.0
Total Revenue (FTE)	386,034	400,568	(14,534)	(3.6)
Provision for Loan Losses	7,000	23,100	(16,100)	(69.7)
Noninterest Expense	264,561	262,107	2,454	.9
Income before Taxes and Discontinued Operations	114,473	115,361	(888)	(.8)
Provision for Taxes (FTE)	35,100	36,772	(1,672)	(4.5)
Income from Continuing Operations	79,373	78,589	784	1.0
Income (Loss) from Discontinued Operations Net of Tax	—	(14,825)	14,825	100.0
Net Income	79,373	63,764	15,609	24.5

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	1.20	1.15	.05	4.3
Net Income (Loss) from Discontinued Operations	—	(.22)	.22	100.0
Net Income	1.20	.93	.27	29.0
Average Diluted Shares Outstanding	66,261	68,256	(1,995)	(2.9)
Book Value	9.66	9.61	.05	.5
Stock Price	18.92	21.64	(2.72)	(12.6)

Performance Ratios:
Return on Average Assets	.97%	.74%	.23%	31.1
Return on Average Assets (b)	.97	.91	.06	6.6
Return on Average Equity (c)	12.43	9.31	3.12	33.5
Return on Average Equity (b) (c)	12.43	11.47	.96	8.4
Net Interest Margin (FTE)	3.15	3.09	.06	1.9
Other Expense to Revenue (Efficiency Ratio) (b)	68.53	65.43	3.10	4.7
Net Charge-offs to Average Loans (d)	.37	.60	(.23)	(38.3)
Reserve for Loan Losses to Ending Loans (d)	1.44	1.60	(.16)	(10.0)
Non-Performing Loans to Ending Loans (d)	.88	1.13	(.25)	(22.1)

Balance Sheet:
Average Assets	$8,173,423	$8,626,502	$(453,079)	(5.3)
End of Period Balances:
Assets	8,149,515	8,492,022	(342,507)	(4.0)
Commercial and Commercial Real Estate Loans	3,016,252	3,088,127	(71,875)	(2.3)
Consumer Loans	1,198,855	1,261,797	(62,942)	(5.0)
Residential Real Estate Loans	484,896	543,903	(59,007)	(10.8)
Residential Real Estate Loans Held for Sale	16,634	43,804	(27,170)	(62.0)
Core Deposits (Excluding Brokered CDs)	5,991,605	6,100,542	(108,937)	(1.8)
Shareholders’ Equity	642,369	649,898	(7,529)	(1.2)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $638,359 and $685,257, respectively, for 2006 and 2005.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.